Exhibit 10.2

SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into as of June I, 2018 by and between BXP RESEARCH PARK LP, a Delaware limited partnership (“Landlord”), and VIEWRAY, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord and Tenant entered into that certain Office Lease dated June 19, 2014, as amended by that certain First Amendment to Lease Agreement dated September 2, 2014 (collectively, the “Original Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord approximately 25,518 rentable square feet of space (the “Premises”) and located in that certain office building known as 815 E. Middlefield Road, Mountain View, California 94043 (the “Building”).

B.Landlord and Tenant desire to: (i) extend the term of the Original Lease for the Premises for a period of Sixty-Eight (68) months; and (ii) make certain other modifications to the Original Lease, and in connection therewith Landlord and Tenant desire to amend the Original Lease on the terms and conditions contained herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Defined Terms. All capitalized terms not otherwise defined herein shall have the same meaning as is given such terms in the Original Lease. From and after the date hereof, all references in the Original Lease and herein to the “Lease” shall mean and refer to the Original Lease, as amended hereby.

2.Extended Term. Landlord and Tenant acknowledge and agree that the Lease Term for the Premises is scheduled to expire on November 30, 2019 (the “Scheduled Expiration Date”) pursuant to the terms of the Original Lease. Notwithstanding anything to the contrary in the Lease, the Term of Tenant’s lease of the Premises shall expire on July 31, 2025 (the “Extended Term Expiration Date”), unless sooner terminated by the terms of the Lease. The period of time commencing on December 1, 2019 (the “Extended Term Commencement Date”) and terminating on the Extended Term Expiration Date shall be referred to as the “Extended Term.” Effective upon the Extended Term Commencement Date, all references in the Lease to the “Lease Term” shall mean and refer to the Extended Term.

3.Base Rent. Commencing on the Extended Term Commencement Date, and continuing throughout the Extended Term, Tenant shall pay Base Rent for the Premises in accordance with the following schedule:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent

December 1, 2019 - November 30, 2020	$1,408,593.60	$117,382.80
December 1, 2020 - November 30, 2021	$1,450,851.41	$120,904.28
December 1, 2021 - November 30, 2022	$1,494,376.95	$124,531.41
December 1, 2022 - November 30, 2023	$1,539,208.26	$128,267.35
December 1, 2023 - November 30, 2024	$1,585,384.51	$132,115.38
December 1, 2024 - July 31, 2025	$1,632,946.04	$136,078.84

4.Letter of Credit. Landlord currently holds a letter of credit (the “L-C”) in the amount of $450,137.52. Tenant’s obligation to maintain the L-C shall continue in accordance with the provisions of Article 21 of the Original Lease throughout the Extended Term. In the event Tenant elects to install any additional “Test Cells”

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit B-1	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

(as defined in Section 29.39. l of the Original Lease) in the Premises in accordance with Section 29.31 of the Original Lease, as amended by Section 5 below, prior to the commencement of construction of the additional Test Cell, the L-C Amount shall be increased by the amount equal to the estimated cost to remove  such additional Test Cells and to restore the Premises to its condition prior to the installation of such additional Test Cells. Tenant shall deliver to Landlord a new L-C or a certificate of amendment to the existing L-C, conforming in all respects to the requirements of Article 21 of  the Original Lease in such increased L-C Amount. Any increase of the L-C Amount pursuant to this Section 4 shall not be subject to reduction.

5.Test Cells. Tenant has requested the right to install additional “Test Cells” (as defined in Section 29.39.1 of the Original Lease) in the Premises. Landlord hereby agrees that Tenant shall have the right to install such additional Test Cells in the Premises, provided Tenant complies with the terms and conditions of Section 29.39 of the Original Lease, including, but not limited to, provisions relating to Landlord approval and the removal of the test cells and the restoration of the affected portion of the Premises after such removal.

6.Tenant Improvement Allowance. Landlord shall provide Tenant with a tenant improvement allowance in an amount not to exceed $255,180 (i.e., $10 per rentable square foot of the Premises) in accordance with the provisions of the tenant work letter attached hereto as Exhibit A (the “Tenant Work Letter”).

7.Condition of Premises. Tenant hereby acknowledges that Tenant is currently in possession of the Premises and that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project, or with respect to the suitability of any of the foregoing for the conduct  of Tenant’s  business. Except as expressly set forth in Section 6, above, and in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, and Tenant shall continue to accept the Premises in its presently existing, “as-is” condition. Tenant hereby acknowledges and agrees that any improvements, alterations, additions or changes to the Premises shall be completed pursuant to the terms and conditions of Article 8 of the Lease. The parties acknowledge and agree that the restoration obligations set forth in Section 8.5 of the Lease are supplemented by and subject to those certain letters regarding alterations at the Premises from Landlord to Tenant dated September 15, 2014, June 29, 2016, and October 26, 2017 attached hereto as Exhibit B (the “Restoration Letters”). Except as set forth in the Restoration Letters and except for the Test Cells and  the Lines which are subject to the terms and conditions set forth in the Lease, Tenant shall have no obligation to remove any other improvements or Alterations in the Premises which exist as of the date of this Amendment.

8.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment and that they know of no real estate broker or agent, other than Cushman & Wakefield and Kidder Mathews, who are entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent occurring by, through, or under the indemnifying party. The terms of this Section 8 shall survive the expiration or earlier termination of the Original Lease, as amended by this Amendment.

9.No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease, and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

10.No Default. Tenant represents, warrants and covenants to Landlord that, to Tenant’s knowledge as of the date of this Amendment, Landlord is not in default of any of its obligations under the Original Lease and no event has occurred  which, with the passage of time or the giving of notice, or both, would constitute a default by Landlord. As of the date hereof, Tenant has no offsets, setoffs, rebates, concessions, claims or defenses against or with respect to the payment of Base Rent, Additional Rent or any other sums payable under the Lease. Landlord represents, warrants and covenants to Tenant that, to Landlord’s knowledge as of the date of this Amendment,

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit B-2	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

Tenant is not in default of any of its obligations under the Original Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Tenant.

11.Statutory Disclosure and Related Terms. For purposes of Section l 938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that to Landlord’s actual knowledge, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  In furtherance of the foregoing,  Landlord  and  Tenant  hereby  agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, subject to Landlord’s reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility  standards  which are disclosed  by such CASp inspection  requested  by Tenant; and (c) if such CASp inspection discloses that anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs. The terms of this Section 11 do not amend or reduce the obligations of Landlord and Tenant set forth in the Lease regarding compliance with Applicable Laws and repair and maintenance of the Premises and the Project, but apply solely to the obligations of Landlord and Tenant in connection with Tenant’s election to conduct a CASp inspection hereunder.

12.Counterparts. This Amendment may be executed in counterparts with the same effect as if both parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single agreement.

13.Authority. Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Amendment and that each person signing on behalf  of Tenant is authorized to do so.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit B-3	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“Landlord”:

BXP RESEARCH PARK LP,

a Delaware limited partnership

BY: BXP CALIFORNIA GP LLC,

a Delaware limited liability company,

its general painter

BY:	BOSTON PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

	BY:	BOSTON PROPERTIES, INC.,
a Delaware corporation,
its general partner

		BY:	/s/ Bob Pester
Name: Bob Pester
Title: Executive Vice President, San Francisco Region

BY:	BOSTON PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership,
its Series A Limited Partner

	BY:	BOSTON PROPERTIES, INC.,
a Delaware corporation,
its general partner

		BY:	/s/ Bob Pester
Name: Bob Pester
Title: Executive Vice President, San Francisco Region

BY:	BOSTON PROPERTIES LIMITED PARTNERSHIP,
a Maryland corporation,
its Series B Limited Partner

	BY:	/s/ Bob Pester
Name: Bob Pester
Title: Executive Vice President, San Francisco Region

[signature pages continue on following page]

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit B-4	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

“Tenant”:

VIEWRAY, INC.,

a Delaware corporation

BY:	/s/ Doug Keare
Name:	Doug Keare
Title:	C.O.O

BY:	/s/ Chris A. Raanes
Name:	Chris A. Raanes
Title:	President & CEO

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit B-5	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

EXHIBIT A

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the “Tenant Improvements” (defined below) in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Tenant Improvements. All references in this Tenant Work Letter to Articles or Sections of “the Lease” shall mean the relevant portions of Articles 1 through 29 of the Original Lease, all references in this Tenant Work Letter to “the Amendment” shall mean the amendment to which this Tenant Work Letter is attached, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Tenant Work Letter.

SECTION 1

CONDITION OF THE PREMISES AND BASE BUILDING

Tenant is currently in possession of the Premises.  Upon the full execution  and delivery of the Amendment, except as expressly provided in the Amendment or in this Tenant Work Letter, Tenant shall continue to accept the Premises and Base Building from Landlord in their presently existing, “as-is” condition.

SECTION 2

TENANT IMPROVEMENTS

2.1Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount set forth  in Item 12 of the Summary of this Lease for the costs relating to the initial design and construction of Tenant’s improvements, which are permanently affixed to the Premises (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. In the event that the Tenant Improvement Allowance is not fully utilized by Tenant by the one (1) year anniversary of the date upon which the Amendment is executed and delivered by both Landlord and Tenant, then such unused amounts shall revert to Landlord, and Tenant shall have no further rights with respect thereto. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant  prior to the end of the Extended Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Tenant Improvements and to repair any damage to  the Premises and Building caused by such removal and return the affected po11ion of the Premises to their condition existing prior to the installment of such Tenant Improvements. Notwithstanding the foregoing, Section 8.6 of the Original Lease shall apply with respect to the Tenant Improvements, except that, by execution of this Amendment, Tenant shall be deemed to have sent a written request complying with the provisions of Section 8.6 of the Original Lease in connection with Tenant’s submission to Landlord of the Final Working Drawings for Landlord’s approval.

2.2Disbursement of the Tenant Improvement Allowance.

2.2.1Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, which fees shall, notwithstanding anything to the contrary contained in this Tenant Work Letter, not exceed an aggregate amount equal to $3.00 per rentable square foot of the Premises, and payment of the  fees incurred by, and the cost of documents and materials

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit A-1	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction  Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.1.2The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.1.4The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.6The cost of connection of the Premises to the Building’s energy management systems;

2.2.1.7The cost of the “Coordination Fee,” as that term is defined in Section 4.2.2 of this Tenant Work Letter;

2.2.1.8Sales and use taxes and Title 24 fees; and

2.2.1.9All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

2.2.2Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1Monthly Disbursements. On or before the day of each calendar month, as determined by Landlord, during the construction of Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of Tenant Improvements, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that tenn is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises for which the request for payment of the Tenant Improvement Allowance relates; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably detem1ined by Landlord, of  California  Civil  Code  Section 8132, 8134, 8136 and 8138, as applicable; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, Landlord shall .deliver a check to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit A-2	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

2.2.2.2Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both  California  Civil  Code Section 8132 and either Section 8136 or Section 8138, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s  use of such other tenant’s leased premises in the Building and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the  construction  of Tenant Improvements in the Premises has been substantially completed.

2.2.2.3Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.  All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease. Notwithstanding anything to the contrary in the Lease, Landlord shall not be obligated to disburse any portion of the Tenant Improvement Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

2.3Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (collectively, the “Standard Improvement Package”), which Specifications shall be supplied to Tenant by Landlord prior to execution of this Amendment. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that the Tenant Improvements shall comply with certain Specifications as designated by Landlord. Landlord may make changes to the Specifications for the Standard Improvement Package from time to time; provided, however, that Tenant shall not be required to make any changes to any Approved Working Drawings as a result of any such changes.

SECTION 3

CONSTRUCTION ORAWINGS

3.1Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner reasonably approved by Landlord (the “Architect”) to prepare the “Construction Drawings,” as that tenn is defined in this Section 3.1. Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HYAC, life safety, and sprinkler work in the Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings  are  reviewed  by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically  apply to the Construction Drawings.

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit A-3	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

3.2Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect as Landlord shall reasonably determine. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing  working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect as reasonably detem1ined by Landlord.  If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance  with such review and any disapproval of Landlord in connection therewith.

3.4Approved Working Drawings. The Final Working Drawings shall be reasonably approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits (the “Permits”). Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided,  however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working  Drawings  may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1Tenant’s Selection of Contractors.

4.1.1The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant and reasonably approved by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection.

4.1.2Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) shall be reasonably approved by Landlord.

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit A-4	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

4.2Construction of Tenant Improvements by Tenant’s Agents.

4.2.1Construction Contract; Cost Budget.

4.2.1.1Tenant shall deliver to Landlord a copy of the construction contract and general conditions with Contractor (the “Contract”) promptly after execution thereof.

4.2.1.2Prior to the commencement of Tenant Improvements, and after Tenant has accepted all bids for Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of Tenant Improvements, which costs form a basis for the amount of the construction contract with Tenant’s contractor (the “Final Costs”). Prior to the commencement of construction of Tenant Improvements, Tenant shall identify the amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance. In the event that the Final Costs are greater than the amount of the Tenant Improvement Allowance (the “Over-Allowance Amount”), then Tenant shall pay a percentage of each amount requested by the Contractor or otherwise to be disbursed under this Tenant Work Letter, which percentage shall be equal to the Over-Allowance Amount divided by the amount of the Final Costs, and such payments by Tenant (the “Over-Allowance Payments”) shall be a condition to Landlord’s obligation to pay any amounts from the Tenant Improvement Allowance. In the event that, after  the  Final Costs have been delivered by Tenant to Landlord, the costs relating to Tenant Improvements shall change, any additional costs for such design and construction in excess of the Final Costs shall be added to the Over-Allowance Amount and the Final Costs, and the Over-Allowance Payments shall be recalculated in accordance with the terms of the immediately preceding sentence. In connection with any payment of the Over-Allowance Amount made by Tenant pursuant to this Section 4, Tenant shall provide Landlord with the documents described in Sections 2.2.2.1 (i). (ii). (iii) and  iv) of this Tenant Work Letter, below, for Landlord’s approval, prior to Tenant paying such costs.

4.2.2Tenant’s Agents.

4.2.2.1Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall  be constructed in strict accordance with the Approved Working Drawings; (ii) Landlord’s rules and regulations for the construction of improvements in the Building, (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all reasonable rules made by Landlord’s Building  manager  with respect to the use of freight, loading dock and service elevators, storage of  materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to three percent (3%) of the hard costs of construction for the Tenant Improvements, not to exceed $25,518.00 (or $1.00 per rentable square foot of the Premises), which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements. In the event of a conflict between the Approved Working Drawings and Landlord’s construction rules and regulations, Landlord, in its reasonable discretion, shall determine which shall prevail.

4.2.2.2Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any po11ion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit A-5	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

4.2.2.3Requirements of Tenant’s Agents.  Each  of  Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of  the  Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and  shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.3Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4Inspection by Landlord. Tenant shall provide Landlord with reasonable prior notice of any inspection to be performed by a governmental entity in connection with the construction of the Tenant Improvements in order to allow Landlord to be present during such inspection. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s reasonable approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord (subject to the Tenant Improvement Allowance), provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing  the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5Meetings. Commencing upon the execution of the Amendment, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend,  all  such meetings, and, upon Landlord’s request, certain  of Tenant’s Agents shall attend  such  meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i)

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit A-6	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord four (4) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5

MISCELLANEOUS

5.1Tenant’s Representative. Tenant has designated Doug Keare as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall  have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2Landlord’s Representative. Landlord has designated Peter Back as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease or this Tenant Work Letter has occurred at any time on or before the completion of the Tenant Improvements,  then  (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall  be forgiven,  in each case, until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit A-7	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

EXHIBIT B

RESTORATION LETTERS

Boston, MA New York, NY San Francisco, CA Washington, D.C.

September 14, 2015

Ms. Amy Hanson

ViewRay Technologies, Inc.

2 Thenno Fisher Way

Oakwood Village, OH 44146

RE: Alterations - 815 E. Middlefield Road

Dear Ms. Hanson:

General Tenant Alteration Requirements:

•    Provide a copy of the contract between tenant and general contractor for Landlord file.

•    Provide a copy of all permits required for the work prior to the start of construction. Upon completion, provide a copy of the completed permits as part of the close out package with all as-builds.

•    Provide your operating plan, including required approvals by all jurisdictions having authority.

•    Provide a schedule and logistical plan For Landlord to approve. Include any activities that might be disruptive to other tenants/buildings/parking spaces on this site and staging or temporary storage areas that you are contemplating.

ViewRay Specified Requirements:

•    FULL RESTORATION AND RESTORAL OF THE BUILDING AT THE END OF THE LEASE WOULD BE REQUIRED FOR THESE ALTERATIONS AND SCOPES.

•    Per section 29.39.2 of your lease, “Tenant shall be responsible for assuring that the installation, maintenance, operation and removal of the Test Cells shall in no way damage any portion of the Building or Project. To the maximum extent permitted by Applicable Law, the Test Cells shall be at the sole risk of Tenant”.

•    Per section 21.8 of your lease, “in the even Tenant installs a Test Cell... prior to the commencement of construction of the Test Cell, the [Letter of Credit] amount shall be increased by the Premises to its condition prior to the installation of the Test Cell”.

•    Provide additional information on construction and industry standards on regulations, operations, and quality control for potential exposure both outside and inside the premises for any special equipment.

WWW.BOSTONPROPERTIES.COM - BOSTON PROPERTIES, INC. (NYSE, BXP)

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit B-1	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

•    Provide required regulations and plan to prevent radiation exposure while equipment is in use. This includes, but is not limited to, roof access. Any mechanical equipment above the existing “no fly zone” may be required to be relocated in addition to restricting roof access with signs and locks.

•    The fence is required to be an architectural roof screen enclosure for equipment for aesthetic reasons and installation to include a controllable and lockable gate. A chain-link fence is not preferred. There is no enclosure area details provided on the roof screen/fencing enclosure on the roof in these plans aside from one post detail.

•     SPEC Division 17 Electrical Section: The required additional 400 amp at 480 volts may not be readily available capacity in the existing building service in addition to all of the current connected loads. Tenant may have to install a new service to achieve their required capacity. This alteration is also subject to restoration.

•    SPEC Division 12 Equipment Section: Emergency Generator called out to be installed. A propane driven generator is shown. Diesel fuel is the preferred medium for this application, however if the tenant is comfortable with propane and the City approves as such we will not require Diesel. That being said, this will fall under the removal and restoration requirement above at the end of the lease.

•    SPEC Division 18 Alternates: New roll up door called out at rear of building. This will require structural design review and physical improvements to assure no material weakening of the building wall system.

•    Landlord is to be updated on construction and operation progress.

•    Per section 8.3 of your lease, Tenant is to provide landlord with copies of all final lien releases and unconditional waivers.

•    Tenant shall be responsible for all CAL-OSHA general industry requirements around this type of installation and operation, including all safety signs, warnings, training and operating protocols.

If you have any questions, please do not hesitate to contact me at 650.930.9467 or khattley@bostonproperties.com

Sincerely,

/s/ Kelly Hattley

Kelly Hettley, RPA

Property Manager

cc:	Steve Colvin
Peter Back
Danny Murtagh

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit B-2	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

Boston, MA New York, NY San Francisco, CA Washington, D.C

June 29, 2016

Mr. Stephen Strunk

Ms. Amy Hanson

ViewRay Technologies, Inc.

815 E. Middlefield Road

Mountain View, CA 94043

RE: Alterations - 815 E. Middlefield Road

Dear Mr. Strunk and Ms. Hanson:

As your alterations have completed, you will be required to perform the following restoration requirements below at the end of the lease term. This letter is not in any way altering any prior agreements, lease, or amendments, etc., rather this is in addition.

Restoration

•    The new roll-up door must be operational and returned in good working order condition.

•    The generator, pad and facing must be removed and restored to original condition per the First Amendment to the Lease Agreement.

•    HVAC to be fully restored and returned in good working condition.

•     Pre-action systems, systems installed, machines, specialized and non-specialized equipment and all other nonstandard office equipment and systems must be fully removed and returned in original condition.

•    Per section 29.18 of your lease, provide a completed hazardous material disclosure certification and close out document at the end of the lease and compliance with environmental laws requirements.

•    All concrete areas, walls and partitions installed during construction will need to be fully removed and restored to original condition.

•    All walls need to be painted in a neutral standard color.

•    Carpet to be restored and returned in good shape, continues, all repairs must be made and cannot have patchwork of any sort.

•    The back second kitchen that is being removed must be fully restored in a like fashion. The details will be determined at the end of the lease and must meet the specifications of the Landlord.

•    Ceiling grid and ceiling tiles to be fully restored. All repairs must be made and cannot be patchwork.

•    Roof to be fully restored and in good working order and condition.

•    Roof screen may remain and returned in good working condition. All antennas and equipment on the roof to be fully removed and restored.

•    Structure to be sound and fully restored.

•     Any and all scope shown in the contract to be restored to its preconstruction condition with the exception of any interior walls and partitions removed to accommodate tenant’s alteration which do not have to be reinstalled, but the space shall be delivered in a usable open area.

WWW.BOSTONPROPERTIES.COM - BOSTON PROPERTIES, INC. (NYSE, BXP)

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit B-3	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

Also enclosed is a copy of the correspondence sent on September 14, 2015 for your reference. If you have any question, please do not hesitate to contact me at 650.930.9467 or khattley@bostonproperties.com

Sincerely,

/s/ Kelly Hattley

Kelly Hattley, RPA

Property Manager

cc:	Steve Colvin
Peter Back
Linda Ray
Danny Murtagh
Don Colquhoun

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit B-4	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

453 Ravendale Drive, suite D Mountain View, CA 94043	www.bostonproperties.com	Boston Properties, Inc. (NYSE: BXP)

Boston Los Angeles New York San Francisco Washington, DC

October 26, 2017

Ms. Sherry Keselman

ViewRay Technologies, lnc.

815 E Middlefield Road

Mountain View, CA 94043

RE:   Alterations at 815 E Middlefield Road

Dear Ms. Keselman:

We are in receipt of the emailed drawings for alterations of the new Laboratory space and broadened scope including the Software laboratory which will take up to 3 office spaces requiring the wall dividing these areas to be removed. We find no objections and will require ViewRay to restore the alteration at end of Lease and to perform all work in compliance with codes and a proper building permit from the City of Mountain view. All of this scope requires a building permit, so to comply with law, ViewRay must execute a building permit and have it properly inspected and signed off. ViewRay to provide the Landlord with the permit set prior to construction commencement.

Your request to extend your Laboratory area is approves and is also contingent on the general requirements for all tenant alterations to be followed:

General Tenant Alteration Requirements:

1.   Provide structural, mechanical and electrical stamped engineering drawings for Landlord review and approval, as well as final permit set to the city.

2.   Provide a copy of the contract between tenant and general contractor for Landlord file.

3.   Provide a copy of all permits required for the work prior to the start of construction. Upon completion, provide a copy of the completed permits as part of the close out package with all as-builts, please send this information to the attention of Linda Ray at lray@bostonproperties.com.

4.   Provide your operating plan, including required approvals by all jurisdictions having authority.

5.   Provide a schedule and logistical plan for Landlord to approve. Include any activities that might be disruptive to other tenants/buildings/parking spaces on this site and staging or temporary storage areas that you are contemplating.

6.   A copy of the Conditional Waiver on Progress Payments and Unconditional Waiver and Release on Final Payment to be provided.

7.   Tenant shall have the installation reviewed and approved by a licensed contractor.

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit B-5	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY

8.   Tenant shall have the additional construction insurance for alterations.

9.   Tenant shall at its sole cost and expense, make any required structural or other types of improvements necessary to support and condition the installed equipment.

10.  All penetrations into and/or through the roofing system shall be performed by the Landlord’s roofing contractor Statewide Roofing in a manner consistent with the installed roofing system, at the Tenant’s sole cost and expense.

11.  Any nonstandard finishes must be removed at the end of the Lease and restore area.

12.  Any cabling installed to be removed at the end of the Lease and restore area,

13.  All work shall be performed in compliance with applicable building and industry codes and with a building permit from the City of Mountain View.

14.  All work subject to restoration at the end of the lease term(s).

15.  Modifications to fire monitoring/supervision if required and shall be performed with the appropriate permits and approvals and area to be restored.

16.  All equipment being installed and/or relocated to the roof shall be reviewed by a Califonia licensed structural engineer and supplemented as required to assure the existing roof structure will support the weights, load and reactions and meet all code and city requirements. All changes to building structure shall be at the tenant’s sole cost and expense. This work may be subject to restoration at the end of the lease.

17.  All work performed outside of the building footprint and in the Premises is subject to full restoration at the end of the lease. Full restoration shall mean the removal of tenant alterations and replacement of prior elements and finishes to their premodified condition, function and use.

If you have any questions, please contact me on my moble (408) 306-3242 or khattley@bostonproperties.com.

Sincerely,

/s/ Kelly Hattley

Kelley Hattley, RPA, Leed GA

Property Manager

Enclosures

cc:	Steve Colvin, Boston Properties
Peter Back, Boston Properties
Linda Ray, Boston Properties
Danny Murtagh, Boston Properties
Don Colquhoun, Boston Properties

S\LEGAL\BPTENANTS\MV RESEARCH TENANTS\VIEWRAY	Exhibit B-6	Mountain View Research Park ViewRay, Inc. SFLEGAL\MY